SUPPLEMENT Dated June 28, 2010 To the Prospectus Dated May 20, 2010

ING Select Multi-Index 5 & 7 Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service
Center at 1-888-854-5950.

For Contracts issued in Texas:

1. Under “Charges – Surrender Charge” on page 9, please replace the first sentence of the
Important Note in its entirety with the following:

The waiver of Surrender Charge for Extended Medical Care or a Terminal Condition is not available for contracts issued in Massachusetts, California and Texas.

For Contracts issued in New Jersey:

1. Under “Glossary” on page 4, please replace the definition of Minimum Guaranteed
Strategy Value in its entirety with the following:

Minimum Guaranteed Strategy Value – A value equal to 87.5% (90% for Contracts issued in New
Jersey) of the portion of the Premium allocated to a Strategy (less premium taxes, if applicable), plus
Reallocations into that Strategy, minus Reallocations and Surrenders taken from Accumulation Value in that Strategy, plus interest credited and compounded daily in a manner to yield the applicable
Minimum Guaranteed Strategy Value Rate. See page 15.

2. Under “Minimum Guaranteed Contract Value” on page 15, please replace the third paragraph in its entirety with the following:

The Minimum Guaranteed Strategy Value of each Strategy equals:

Is 87.5% (90% for Contracts issued in New Jersey) of the portion of the Premium allocated to the
Strategy, less premium taxes, if applicable;
è Plus Reallocations into that Strategy;
è Minus Reallocations and Surrenders taken from Accumulation Value in that Strategy; and
è Plus interest credited and compounded daily in a manner to yield the applicable Minimum
Guaranteed Strategy Value Rate.

3.	Under “Spousal Beneficiary Contract Continuation” on page 24, please add the following
Important Note at the end of this section:

¡ IMPORTANT NOTE: For contracts issued in New Jersey only, a surviving civil union partner will have the same option to continue the Contract as a surviving spouse. All references in this section to a
“surviving spouse” shall apply equally to a civil union partner. If the Contract is continued by a civil union partner, the Death Benefit must be paid in accordance with Section 72(s) of the Code.

4.	Under “Right to Examine and Return This Contract” on page 28, please add the following
Important Note at the end of this section:

¡ IMPORTANT NOTE: For Contracts issued in New Jersey only, we will promptly pay you the
Accumulation Value, including any contract fees or other charges, as of the date the returned Contract is received by us.

Select Multi-Index 5 & 7 - 156266	06/28/2010